Exhibit 10.20

AMENDMENT NO. 2 TO THE
DRS TECHNOLOGIES, INC.
AMENDED AND RESTATED 1996 OMNIBUS PLAN

DRS Technologies, Inc., a Delaware corporation, having heretofore adopted the DRS Technologies, Inc. Amended and Restated 1996 Omnibus Plan (the “Plan”), and having reserved the right under Section 21 thereof to amend the Plan, does hereby amend the Plan, effective July 6, 2005, as set forth below:

Section 10(e) is hereby amended in its entirety to read as follows:

Reasonably promptly after the Issue Date with respect to shares of Restricted Stock, unless otherwise determined by the Committee, DRS, in its sole discretion, may either (i) issue a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, however that DRS shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares; and provided further that unless determined otherwise by the Committee such stock certificates shall be held by the Company or its representative or (ii) establish and maintain, or cause a representative to establish and maintain, an account to record the shares of Restricted Stock granted to such Participant and transactions and events affecting such stock.

The Participant agrees that the following legend shall be (i) inscribed on any certificate issued or (ii) notated on any account established, for Restricted Stock prior to the lapse of any outstanding restrictions:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE DRS TECHNOLOGIES, INC. 1996 AMENDED AND RESTATED 1996 OMNIBUS PLAN, AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND DRS. A COPY OF THE PLAN AND AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF DRS, 5 SYLVAN WAY, PARSIPPANY, NEW JERSEY 07054.

Such legend shall not be removed until such shares vest pursuant to the terms hereof. Reasonably promptly after the Vesting Date with respect to shares of Restricted Stock, unless otherwise determined by the Committee, DRS, in its sole discretion, may either issue to the Participant or the Participant’s personal representative or deposit in such Participant’s or the Participant’s personal representative’s brokerage account via electronic transfer, a stock certificate representing one share of Company Stock, with respect to each whole share of Restricted Stock.

Section 10(j) is hereby added to the Plan to read as follows:

The Company shall establish and maintain an account for the participant to record Restricted Stock Units and transactions and events affecting such units. Restricted Stock Units and other items reflected in the account will represent only bookkeeping entries by the Company to evidence unfunded obligations of the Company.

Section 10(k) is hereby added to the Plan to read as follows:

Consent to Electronic Delivery. In lieu of issuing documents in paper format, to the fullest extent permitted by law, the Committee may, in its discretion provide for electronic delivery of any documents that DRS may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the grant of awards and any other prior or future incentive award or program made or offered by DRS or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which Participant has access.

This Amendment is effective as of the date first set forth above. Except as amended hereunder, all other terms and conditions of the Plan shall remain in full force and effect.